Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated August 7, 2018, with respect to the financial statements of Rattler Midstream LLC contained in the Registration Statement and Prospectus of Rattler Midstream Partners LP. We consent to the use of the aforementioned report in the Registration Statement and Prospectus, and to the use of our name as it appears under the caption “Experts.”

/s/ GRANT THORNTON LLP

Oklahoma City, Oklahoma

October 5, 2018